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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.                          CONTACT
21 Scarsdale Road                                    Stephen R. Brown
Yonkers, NY 10707                                    Sr. EVP, CFO & Treasurer
                                                     (914) 771-3212 (Earnings)

                                                     Wendy Croker
                                                     VP, Shareholder Relations
                                                     (914) 771-3214 (Dividend)

                           HUDSON VALLEY HOLDING CORP.
                       REPORTS RECORD NINE MONTH EARNINGS
                           AND ANNOUNCES CASH DIVIDEND

         YONKERS, NY, October 26, 2004 ... James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announced earnings for the nine month period ended September 30, 2004. Earnings for the nine month period were $20.2 million, compared to $18.2 million for the same period in 2003. Diluted earnings per share were $2.99 compared to $2.72 for the same period last year. Net earnings from operations (which excludes after-tax net gains on sales of securities in both periods) increased by $4.8 million, or 32.2% compared to the same period last year. Mr. Landy emphasized that this significant growth in earnings from operations was the result of strong loan demand and continued deposit growth. In addition, Mr. Landy announced that as of September 30, 2004, assets totaled $1.9 billion, deposits totaled $1.3 billion, and net loans totaled $822 million.

         Further, William E. Griffin, Chairman of the Board, noted the continued excellent performance of the Company and announced that the Company has declared a cash dividend of $0.44 per share payable to all shareholders of record as of the close of business November 5, 2004. The dividend will be sent to shareholders on or about November 17, 2004.

         Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co, Inc. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

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